Exhibit 21

SUBSIDIARY LISTING OF PHILLIPS 66 PARTNERS LP
At December 31, 2013

Company Name	Incorporation Location
Phillips 66 Partners Holdings LLC	Delaware
Phillips 66 Carrier LLC	Delaware